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                                                                   Exhibit 10.51

                              LETTER OF AGREEMENT

                                                                         4/22/98

1. CP&S will provide the following services under the Food and Drug Administration QSR guidelines:

    Raw material purchasing, receipt and approval based on Life Medical Sciences specifications (to be provided), product assembly and release per Life Medical Sciences specifications (to be provided), maintaining manufacturing and quality records and documentation, inventory management and pick and ship distribution.

2. Product Pricing per product quotation. Prices are FOB CP&S. Pricing will be re-negotiated annually to respond to changes in labor and overhead costs. Changes in specifications and/or requirements could result in an immediate price increase.

3. The initial term of this AGREEMENT is one year. The AGREEMENT is "evergreen", which means it will automatically be renewed annually unless terminated by either party with a four months advance notice.

4. CP&S will invoice Life Medical Sciences for assembly cost (raw materials, labor, sales unit packaging and administrative cost reimbursement per item #12) upon product assembly. CP&S will invoice Life Medical Sciences for pick-n-ship cost (accessories [e.g. box of net or roll of tape], labor, shipping materials and outbound shipping costs) upon pick-n-ship. The Clinicel cushions will be purchased by Life Medical Sciences and not included in the assembly cost Life Medical Sciences must pay CP&S net 30 days or sooner if suppliers selected by Life Medical Sciences require less than 45 day terms. Invoices for freight must be paid in 10 days.

5. Raw material costs and subsequent supplier cost increases are a straight pass through to Life Medical Sciences.

6. Life Medical Sciences will provide CP&S with a firm 1 month forecast and 4 month rolling forecast for each product SKU on a monthly basis.

7. Life Medical Sciences and CP&S will negotiate in good faith costs associated with new products not detailed here.

8. Life Medical Sciences is responsible for all capital purchases or significant purchases (over $100) including testing equipment and retains ownership for equipment provided. Machine preventive maintenance, where applicable, is the responsibility of CP&S. Major machine repair/parts (over $200) is the responsibility of Life Medical Sciences.

9. If business were to grow significantly beyond forecast requiring CP&S to work extended overtime periods. Life Medical Sciences is responsible to pay the increased overtime rate or the increased cost associated with temporary labor, if required. Limited overtime (1-2 days) and resource allocation to cover special requests or unusual short term spikes in demand, will be covered by CP&S.

10. CP&S is not responsible for any components or raw materials which are not connected with a CP&S purchase order (i.e., if component or raw material suppliers maintain inventory). Life Medical Sciences will fund the initial raw material inventory purchases made by CP&S, the total value of these purchases represent a working capital load to CP&S. This loan amount may need to be adjusted upward to cover significant spike increases in order volume. This "loan" will be repaid to Life Medical Sciences by CP&S at the end of the agreement. Life Medical Sciences is financially responsible for any raw materials CP&S maintains with suppliers at the minimum forecast levels agreed to by both parties and reviewed quarterly.

11. Initial transfer of equipment (where applicable), and any component raw material or finished goods inventories to CP&S is at Life Medical Sciences expense.

12. Reimbursement for CP&S administrative costs will be through a 2.5% upcharge on assembled component costs (raw material excluding Clinicel cushions and direct labor) on product invoiced to Life Medical Sciences through 8/15/98. For the remaining 8 months of the initial term and on future annual revisions the recovery factor will be determined as follows: x% = O.H. budget allocations / (F/C units X average assembled cost)

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                              LETTER OF AGREEMENT
                                                                         4/22/98

13. CP&S is a re-packager and will be held completely harmless for product liability for any reason other than product damage which occurs in the
              -------------------------
    assembly, storage and/or packaging at CP&S, including if someone sues CP&S due to lack of product performance. In the event that any product does not conform as aforesaid, Life Medical Sciences sole remedy shall be the repair or replacement (at CP&S' option) of such non-conforming product within a reasonable period of time.

14. Life Medical Sciences will be financially responsible for the "out of pocket" costs incurred by CP&S in preparation for this AGREEMENT if Life Medical Sciences decides not to complete the transfer of packaging/manufacture to CP&S. Up front costs are not to exceed $10,000. CP&S will obtain Life Medical Sciences' prior written approval on any expenditure in excess of $ 1,000.

15. Components and raw materials will be stored in CP&S' warehouse. Life Medical Sciences agrees that no special storage conditions are necessary.

16. Manufacturing of Life Medical Sciences products will be conducted in CP&S' current manufacturing facility environment. Life Medical Sciences agrees that no special environmental conditions are necessary. Life Medical Sciences agrees that no employee protective wear is necessary in the manufacture of their product. Life Medical Sciences will supply CP&S with the Clinicel Material Safety Data Sheet (MSDS) prior to manufacture.

17. Changes in component part suppliers would only be made with Life Medical Sciences' prior written approval. However, if the change results in a per unit cost reduction for comparable order quantities, then savings would be shared evenly between CP&S and Life Medical Sciences, after qualification costs incurred by CP&S are covered.

18. After May 15, 1998, the quantity of daily orders must exceed 50. Life Medical Sciences will be charged a $2.00 fee per order for the difference between actual daily orders shipped and 50 orders, i.e. 50 - 20 (actual orders shipped) = 30 x $2.00 = $60.00

19. Assumptions listed in CP&S' 3/25/98 letter and Price Quote dated 3/27/98 to Robert Hickey also apply to this Letter of Agreement.

20. Although the initial term of this AGREEMENT is one year, the parties agree to reassess operational cost and facility related aspects on or about 8/15/98 or four (4) months after start of assembly. At that point, initial EOQ standards will be established for each component.


    ACCEPTED BY:                                       ACCEPTED BY:


    /s/ Robert P. Hickey                               /s/ Bradford Washburne
    --------------------------------------             -------------------------
    Robert P. Hickey                                   Bradford Washburne
    President and Chief Executive Officer              President
    LIFE MEDICAL SCIENCES                              CONSOLIDATED PRODUCTS &
                                                       SERVICES, INC.



        4/27/98                                             4/24/98
     ----------------                                  ----------------------
     Date           Revision II                        Date        Revision II

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